Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-149191) of Dana Holding Corporation of our report dated March 16, 2009 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Dana Holding Corporation (“Dana”) at December 31, 2008 and for the period from February 1, 2008 through December 31, 2008, and of our report dated March 16, 2009 relating to the consolidated financial statements and financial statement schedules of Dana Corporation (“Prior Dana”) at December 31, 2007 and for the period from January 1, 2008 through January 31, 2008 and for each of the two years in the period ended December 31, 2007, which appear in this Form 10-K.

/s/  PricewaterhouseCoopers LLP

Toledo, Ohio
March 16, 2009

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